EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT



WARWICK COMMUNITY BANCORP, INC.  - owns 100% of The Warwick Savings Bank

THE WARWICK SAVINGS BANK - owns 100% of the following subsidiary corporations

1.       WSB Financial Services, Inc. (New York)
2.       Warsave Development, Inc. (New York)
3.       WSB Mortgage Company of New Jersey, Inc. (New Jersey)